Exhibit 99.1

KODIAK ENERGY, INC. TO TRADE ON TSX VENTURE EXCHANGE.

DECEMBER 21, 2007

CALGARY, ALBERTA -- (MARKET WIRE) -- 12/21/07 -- Kodiak Energy, Inc. (OTCBB: KDKN.OB) (“Kodiak” or the “Corporation”) is pleased to announce that the TSX Venture Exchange (“TSX-V”) has approved the listing of the Corporation’s common shares.  It is expected that the common shares will be listed and posted for trading on the TSX-V on December 24, 2007 under the trading symbol “TSXV:  KDK” .

The filing statement of the Corporation dated December 17, 2007, has been filed with the Exchange and applicable security commission and is available on SEDAR under the Corporation’s profile at www.sedar.com.

Kodiak is further pleased to publicly announce the engagement of Edwin Bruce, of Qualicum Beach, in the Province of British Columbia, to provide investor relations for the Corporation, subject to the approval of the TSX-V.  Further details of the engagement can be found in the Corporation’s Filing Statement.

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. The Kodiak has lease holdings in Montana, Southeastern Alberta, Northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories in Canada, and in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com